Exhibit 3.1

CHECKPOINT THERAPEUTICS, INC.

BYLAW AMENDMENT

The Bylaws of Checkpoint Therapeutics, Inc. are hereby amended to add a new Article XII, as set forth below:

ARTICLE XII

FORUM

Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action or proceeding asserting a claim of or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the corporation to the corporation or the stockholders of the corporation, (iii) any action or proceeding asserting a claim against the corporation or any current or former director, officer, other employee, agent or stockholder of the corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the General Corporation Law of the State of Delaware or the certificate of incorporation or these bylaws (as each may be amended from time to time), (iv) any action or proceeding asserting a claim against the corporation or any current or former director, officer, other employee, agent or stockholder of the corporation governed by the internal affairs doctrine, (v) any action or proceeding to interpret, apply, enforce or determine the validity of the certificate of incorporation or these bylaws (as each may be amended from time to time) (including any right, obligation or remedy thereunder), (vi) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of the General Corporation Law of the State of Delaware and (vii) any action or proceeding as to which the General Corporation Law of the State of Delaware confers jurisdiction to the Court of Chancery of the State of Delaware; provided, however, that this clause (a) shall not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article XII.